GULFSLOPE ENERGY, INC. - 8-K

Exhibit 5.1

Execution Version

Mayer Brown LLP 700 Louisiana Street Suite 3400

Houston, TX 77002-2730
United States of America

T: +1 713 238 3000

F: +1 713 238 4888
mayerbrown.com

June 21, 2019

YA II PN, Ltd.

1012 Springfield Avenue

Mountainside, NJ 07092

Ladies and Gentlemen:

This letter is being rendered pursuant to Section 6(b) of the Securities Purchase Agreement, dated as of June 21, 2019 (the “Purchase Agreement”), between GulfSlope Energy, Inc., a Delaware corporation (the “Company”), and YA II PN, Ltd., a Cayman Islands exempt limited partnership (the “Buyer”), relating to the sale by the Company of up to $3,000,000 of convertible debentures (the “Convertible Debentures”).

Capitalized terms used herein and not otherwise defined shall have the respective meanings given such terms in the Purchase Agreement.

We have acted as counsel to the Company in connection with the offering and sale of the Convertible Debentures. In rendering the opinions expressed herein, we have examined execution copies of (i) the Purchase Agreement, (ii) the Convertible Debenture, and (iii) the Warrant. We have also examined such other documents and instruments and have made such further investigations as we have deemed necessary or appropriate in connection with our opinions.

In expressing the opinions set forth below, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, conformed or photostatic copies and the legal competence of each individual executing any document. As to all parties other than the Company, we have assumed the due authorization, execution and delivery of all documents and the validity and enforceability thereof against all parties thereto, other than the Company, in accordance with their respective terms.

As to matters of fact, to the extent we deemed proper, we have relied on certificates of responsible officers of the Company and of public officials and on the representations, warranties and agreements of the Company and the Buyer contained in the Purchase Agreement.

Based upon and subject to the foregoing, and having regard for legal considerations that we deem relevant, we are of the opinion that:

(i)        the Company is validly existing as a corporation in good standing under the laws of the State of Delaware;

(ii)       the authorized capital stock consists of 1,500,000,000 shares of Common Stock, and 50,000,000 shares of preferred stock, par value $.001 per share;

(iii)      the issuance of the Convertible Debentures has been duly authorized by all necessary corporate action on behalf of the Company;

(iv)      the issuance of the Warrant has been duly authorized by all necessary corporate action on behalf of the Company;

(v)       the 300,000,000 shares of Common Stock issuable upon conversion of the Convertible Debentures have been duly authorized and reserved for issuance upon such conversion by all necessary corporate action by the Company, and the shares of Common Stock issuable upon conversion of the Convertible Debentures will be, when issued in accordance with the terms of the Convertible Debenture, validly issued, fully paid and non-assessable shares of Common Stock of the Company;

(vi)      the 50,000,000 shares of Common Stock issuable upon exercise of the warrants evidenced by the Warrant have been duly authorized and reserved for issuance upon such exercise by all necessary corporate action by the Company, and the shares of Common Stock issuable upon exercise of such warrants will be, when issued in accordance with the terms of the Warrant against payment therefor, validly issued, fully paid and non-assessable shares of Common Stock of the Company; and

(vii)     the Purchase Agreement, the Convertible Debenture and the Warrant have been duly authorized, executed and delivered by the Company.

Our opinion in paragraph (i) above with respect to the valid existence and good standing of the Company is based solely upon a certificate of the Secretary of State of the State of Delaware as delivered to you in connection with the closing of the transactions contemplated by the Purchase Agreement.

We are admitted to practice law in the States of Texas and New York and our opinions expressed herein are limited solely to the Federal laws of the United States of America, the laws of the States of Texas and New York, and the corporate laws of the State of Delaware and we express no opinion herein concerning the laws of any other jurisdiction.

This letter speaks as of the date hereof. We assume no obligation to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in applicable law that may hereafter occur.

This opinion is solely for your benefit in your capacity as Buyer and no other person (including, without limitation, any person who acquires Convertible Debentures from you) is entitled to rely hereon and no other use or distribution hereof shall be made without our prior written approval in each such case.

Very truly yours,

/S/ Mayer Brown LLP

Mayer Brown LLP